Exhibit 10.24

[***] = CERTAIN PERSONALLY IDENTIFIABLE INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective October 5, 2021 (the “Effective Date”), by and between JGMT, LLC, a Florida limited liability company (the “Company”), and Ed Kremer (the “Executive”). (Company and Executive are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”)

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.            Employment Term. This Agreement shall become effective as of the Effective Date and Executive’s employment with the Company shall continue in accordance with the terms of this Agreement until such employment is terminated pursuant to Section 4 hereof (the “Employment Term”).

2.            Position and Duties; Exclusive Employment; No Conflicts.

(a)            Position and Duties; Exclusive Employment. During the Term, Executive shall serve initially as Chief Financial Director and then will be named Chief Financial Officer (“CFO”) once all applications and/or background checks with the applicable exchanges and regulatory bodies are submitted and, where necessary, approved, and then Executive is approved by the Board of Directors of Jushi Holdings Inc. (“Board”). Executive will report directly to the Company’s Chief Executive Officer (the “CEO”), or the CEO’s designee (such designation to be made in writing), and shall have such duties, authority, and responsibility as shall be assigned and determined from time to time by the CEO, or the CEO’s designee, including duties and responsibilities for the Company, its current parent, Jushi Holdings Inc. (“Parent”), any future parent of the Company, and each of their current and future subsidiaries and affiliates (collectively referred to herein as the “Company Group”), commensurate with Executive’s responsibilities as the CFO of the Company Group. Executive acknowledges that Executive’s duties and responsibilities for Company Group shall include, but shall not be limited to, managing the company or organization’s finances and is responsible for financial reporting, assessing financial risks and opportunities and overseeing and managing lower-level financial managers, helping set and track financial goals, objectives, and budgets, and other duties as assigned by the CEO. Executive agrees to devote Executive’s full business time and attention exclusively to the performance of Executive’s duties hereunder and in furtherance of the business of Company Group. Executive also acknowledges that Executive’s position, title, duties and/or responsibilities may change from time to time as needed and determined by the CEO and such change(s) shall not constitute a termination by the Company except to the extent such a change triggers a Resignation by Executive for Good Reason as more fully detailed in Section 4(c). During the Employment term, Executive shall (i) perform Executive’s duties and responsibilities hereunder faithfully and to the best of Executive’s abilities in a diligent manner and in accordance with the Company Group’s policies and applicable law, (ii) use Executive’s commercially reasonable best efforts to promote the success of the Company Group, (iii) not do anything, or permit anything to be done at Executive’s direction, that is intended to be inconsistent with Executive’s duties to the Company Group or opposed to the best interests of the Company Group or which is a conflict of interest, in each case, subject to applicable law, and (iv) not be or become an officer, director, manager, employee, advisor, or consultant of any business other than that of the Company Group without prior written authorization from the CEO. Notwithstanding the foregoing, Executive may engage in the project described in Appendix A as well as religious, charitable or other community activities as long as such services and activities do not interfere with Executive’s performance of Executive’s duties to Company Group.

(b)            Principal Office. Executive’s principal office will be located in New Canaan, Connecticut but Executive will be expected to travel extensively on behalf of the Company.

(c)            No Conflict. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement, and that the execution, delivery and performance of this Agreement by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound, including any obligations with respect to non-competition, non-solicitation, or proprietary or confidential information of any other person or entity.

3.            Compensation; Benefits.

(a)            Base Salary. During the Employment Term, the Company shall pay to Executive an annual base salary of Four Hundred Thousand and No/100 Dollars ($400,000.00) (as the same may be increased from time to time, the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s customary payroll practices and procedures or, at the Company’s election, in cash, but in no event less frequently than monthly, and prorated for any partial year worked.

(b)            First Year Short-Term Incentive Bonus. Executive’s initial short-term incentive bonus will be earned upon the one (1) year anniversary of the Effective Date, and shall be paid within two pay periods thereafter (“First Year Short-Term Incentive Bonus”). Executive’s bonus target for the First Year Short-Term Incentive Bonus is equal to 50% of Executive’s Base Salary. Of Executive’s 50% bonus target for the First Year Short-Term Incentive Bonus, 50% is guaranteed and 50% is based on the following performance metrics and will be paid if each of the following metrics are met:

(i)	Successful and timely completion of the IFRS/GAAP conversion;

(ii)	Timely completion of the 2021 annual audit;

(iii)	Timely filing of 2021 annual financials and all quarterly financials due through Executive’s first year anniversary date; and

(iv)	Successful SEC registration under the exchange act.

(c)            Short-Term Incentive Bonus. After the First Year Short-Term Incentive Bonus is earned, thereafter the Executive shall then be eligible to earn a performance bonus pursuant to the Company’s annual short-term incentive program with an annual target of 50% of Employee’s Base Salary and can be paid in cash or stock at the Parent’s discretion and subject to Board approval, where applicable (“Short-Term Incentive Bonus”). Any such Short-Term Incentive Bonus for the current measurement year, May – April, in which the Executive becomes eligible to participate will be prorated based on the number of days the Executive is eligible to participate during that fiscal year. The measurement year for the performance bonus is subject to change.

(d)            Equity. During the Employment Term, the Employee shall be eligible for equity grants pursuant to Jushi’s Equity Incentive Plan and any such equity grant will be issued at Jushi’s sole discretion and subject to Jushi’s Board of Director’s approval.

(e)            Welfare Benefit Plans. During the Employment Term, Executive shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company or its affiliates for Executives of the Company, subject in each instance to the terms and conditions of such plans, practices, policies and programs.

(f)            Expenses. During the Employment Term, Executive shall be entitled to reimbursement of all documented reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of the Company applicable to employees of the Company, as in effect from time to time. To the extent that any reimbursement of expenses under this Section 3(f) constitutes “deferred compensation” under Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder (as amended, the “Code” and such section of the Code, “Code Section 409A”), such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(g)            Vacation. During the Employment Term, Executive shall be entitled to time off as needed, in accordance with the plans, policies, programs and practices of the Company applicable to its employees, and, in each case, subject to the consent of the CEO or the CEO’s designee.

(h)            Withholding Taxes. All forms of compensation paid or payable to Executive, whether under this Agreement or otherwise, are subject to reduction to reflect applicable withholding and payroll taxes pursuant to any applicable law or regulation.

4.            Termination. This Agreement and Executive’s employment with the Company may be terminated only in accordance with the following provisions.

(a)            Termination by the Company Without Cause. The Company may terminate Executive’s employment without “Cause” (as defined in Section 4(f)) by providing written notice to the Executive at least thirty (30) days prior to the effective date of termination (the “Notice Period”). During the Notice Period, Executive shall continue to perform the duties of Executive’s position and the Company shall continue to compensate Executive as set forth herein. Notwithstanding the foregoing, the Company will have the option of requiring Executive to immediately vacate the Company’s premises and cease performing Executive’s duties hereunder. If the Company so elects this option, then the Company will be obligated to compensate the Executive for the duration of the Notice Period. Additionally, in the event of termination without Cause, the Company will be obligated to compensate Executive as follows:

(i)            Prior to a Change in Control. In the event the Company terminates Executive’s employment without Cause prior to a “Change in Control” (as defined in Section 4(f)) and Executive executes a general release of all claims (“Release”) in a form prescribed by the Company and such Release becomes final, binding and irrevocable no more than 55 days after Executive’s termination of employment, then the Company shall pay Executive 12 months of Executive’s Base Salary over a 12-month period in installments based on the Company’s regular payroll schedule (the “Severance Payment”).

(ii)            Upon a Change in Control. In the event the Company terminates Executive’s employment without Cause upon a Change of Control or thereafter and Executive executes the Release and such Release becomes final, binding and irrevocable no more than 55 days after Executive’s termination of employment, then the Company shall: (x) accelerate any and all unvested portion of Executive’s stock options so that they are immediately fully vested, exercisable and nonforfeitable (“Equity Acceleration”); and (y) pay Executive 12 months of Executive’s Base Salary over a 12-month period in installments based on the Company’s regular payroll schedule (the “Change in Control Severance Payment”). The Equity Acceleration will become effective upon expiration of the applicable revocation period with respect to the Release. Should the Executive start another position and/or enter into a consulting agreement, the installment payments for the Severance Payment or the Change in Control Severance Payment shall immediately cease as of the date Executive commences such other position or performing consulting services, and nothing further shall be due to the Executive.

(b)            Termination By the Company for Cause. The Company may terminate Executive’s employment for Cause, which shall be effective upon delivery by the Company of written notice to Executive of such termination, subject to any cure period as required within the definition of Cause.

(c)            Resignation by Executive for Good Reason. Executive may resign from his employment for a Good Reason (defined below in Section 4(f)(iv)) only: (x) during the first twelve (12) months of the Employment Term if Jim Cacioppo leaves the Company; or (y) upon a Change of Control or thereafter. Executive’s resignation shall be effective upon delivery by the Executive of written notice to the Company of such resignation detailing the Good Reason, subject to the cure period. In the event of a resignation by Executive for Good Reason during the first twelve (12) months of the Employment Term if Jim Cacioppo leaves the Company, Executive shall be compensated as set forth in Section 4(a)(i) as if his employment had been terminated by the Company without Cause. In the event of a resignation by Executive for Good Reason upon a Change of Control or thereafter, Executive shall be compensated as set forth in Section 4(a)(ii) as if his employment had been terminated by the Company without Cause upon a Change in Control or thereafter.

(d)            Death of Executive. Executive’s employment and this Agreement shall terminate automatically upon the date of Executive’s death.

(e)            Disability of Executive This Agreement shall be terminated upon thirty (30) days’ written notice by Company to Executive that Company has made a good faith determination that Executive has a Disability (as defined in Section 4(f)).

(f)            Definitions. The terms set forth below have the following meanings, except where otherwise expressly indicated:

(i)            “Cause” shall mean, with respect to Employee, one or more of the following: (A) commission of any act or omission involving moral turpitude, misappropriation, embezzlement, dishonestly, or fraud, including related to compliance with applicable laws related to cannabis; provided, that for the sake of clarity, no action or inaction by Employee that may be considered a violation of any U.S. federal law prohibiting the sale of cannabis products shall be grounds for any termination by the Company for Cause, nor shall such action or inaction be a violation of this Agreement for any reason; (B) the commission of any act or omission which is significantly injurious to the Company Group; (C) reporting to work under the influence of alcohol or illegal drugs, or other conduct causing the Company Group public disgrace or disrepute or significant economic harm, whether such conduct occurred in conjunction with the performance of Employee’s duties for the Company Group, or otherwise; D) insubordination or inattention to Employee’s duties as reasonably directed by the CEO or the CEO’s designee (E) any act or omission aiding or abetting a competitor, supplier or customer of any member of the Company Group; (F) breach of any applicable fiduciary duty with respect to any member of the Company Group, or gross negligence or willful misconduct; (G) any breach of this Agreement; or (H) failure to comply with the Company’s material policies governing business ethics or codes of conduct. The Company shall provide Employee with twenty-one (21) days’ notice prior to terminating for Cause under subsections (B), (D), (F), (G) or (H) of this Section 4(f)(i) to provide the Employee with an opportunity to cure any act or omission constituting Cause pursuant to such subsections under subsections (B), (D), (F), (G) or (H) of this Section 4(f)(i), to the extent such act or omission is curable. In no event shall the Employee have more than one cure opportunity with respect to the recurrence of the same or similar action or inaction constituting Cause.

(ii)            “Change of Control” means the occurrence of any one of the following:

(A)            any one person (or more than one person acting as a group) other than any trustee or other fiduciary holding securities of the Parent under an employee benefit plan of the Parent, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent, directly or indirectly acquires equity securities representing more than 50% of the combined voting power of the Parent’s then outstanding equity securities;

(B)            the consummation of a reorganization, merger, statutory share exchange, consolidation, amalgamation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the persons who were the beneficial owners of the Parent’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Parent’s voting securities immediately prior to such Business Combination; or

(C)            any one person (or more than one person acting as a group) acquires all or substantially all of the assets of the Parent within any twelve (12) consecutive month period.

Notwithstanding the forgoing, none of the foregoing events shall constitute a Change of Control of the Parent unless such event also constitutes a change in ownership of the Parent within the meaning of Treasury Regulation Section 1.409A- 3(i)(5)(v) or a change in ownership of a substantial portion of the assets of the Parent within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(iii)            “Disability” means determination by a medical professional of the Company’s choosing who, in the exercise of reasonable medical judgment, finds that (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life. Executive provides authorization for such a medical professional to evaluate Executive and inspect Executive medical records. If Executive fails to comply with the aforementioned medical evaluation and inspection of medical records, then the Company may terminate the Executive’s employment for Cause pursuant to Section 4(b).

(iv)            “Good Reason” means, without Executive’s written consent, (A) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, authority, duties or responsibilities or other action which results in a material diminution in such status, authority, duties or responsibilities; (B) a material reduction in the Executive’s Base Salary by the Company, however a reduction in Base Salary, even if material, shall not constitute a “Good Reason” if all members of the executive team take an equal reduction (calculated by percentage) as may be dictated by business conditions from time to time; or (C) the relocation of the Executive’s principal office to a location more than 30 miles from his then current principal office. Notwithstanding the foregoing, a “Good Reason” shall not exist unless the Executive provides written notice to the Company of Employee’s discovery of the existence of the applicable condition described above and Company fails to cure such condition within sixty (60) days of receipt of notice by Executive.

5.            Payments of Accrued Obligations Upon Termination. In the event that Executive’s employment with the Company terminates for any reason, the Company’s obligation to compensate Executive shall in all respects cease as of the date of termination, except that the Company shall pay to Executive through the date of termination (i) any accrued but unpaid Base Salary, (ii) any payments Executive is entitled to receive pursuant to Section 4, and (iii) any rights or payments that are vested benefits or that Executive is otherwise entitled to receive at or subsequent to the date of termination of employment under any benefit plan or any other contract or agreement with the Company, which shall be payable in accordance with the terms of such benefit plan, contract or agreement, except as explicitly modified by this Agreement, including, without limitation, any of Executive’s business expenses that are reimbursable, but have not been reimbursed as of the date of termination of employment (the “Accrued Obligations”). The Company shall pay to Executive (or to Executive’s estate in the event of Executive’s death), the Accrued Obligations (other than the Severance Payment or Change in Control Severance Payments which shall be paid as described in Section 4(a)) within thirty (30) days after the date of termination of Executive’s employment with the Company.

6.            Non-Disclosure of Confidential Information.

(a)            Confidential Information. Executive acknowledges that in the course of Executive’s employment with the Company, Executive will be provided with, have access to, access, use, and develop Confidential Information (as defined herein) of the Company Group. For purposes of this Agreement, “Confidential Information” shall mean and include all information, whether written or oral, tangible or intangible (in any form or format), of a private, secret, proprietary or confidential nature, of or concerning the Company Group or the business or operations of the Company Group, including without limitation: any trade secrets or other confidential or proprietary information which is not publicly known or generally known in the industry; the identity, background, and preferences of any current or prospective clients, investors, distributors, suppliers, vendors, referral sources, and business affiliates; pricing and financial information; current and prospective client, investor, distributor, supplier, or vendor lists and leads; proposals with prospective clients, investors, distributors, suppliers, vendors, or business affiliates; contracts with clients, investors, distributors, suppliers, vendors or business affiliates; marketing plans; brand standards guidelines; proprietary computer software and systems; marketing materials and information; operating and business plans and strategies; research and development; policies and manuals; personnel information of employees that is private and confidential; any information related to the compensation of employees, consultants, agents or representatives of Company Group; sales and financial reports and forecasts; any information concerning any product, technology or procedure employed by Company Group but not generally known to its current or prospective clients, investors, distributors, suppliers, vendors or competitors, or under development by or being tested by Company Group; any inventions, innovations or improvements covered by Section 9 hereof; and information concerning planned or pending acquisitions or divestitures. Notwithstanding the foregoing, the term Confidential Information shall not include information which (A) becomes available to Executive from a source other than Company Group or from third parties with whom Company Group is not bound by a duty of confidentiality, (B) becomes generally available or known in the industry other than as a result of its disclosure by Executive, or (C) that is independently developed by Executive without reliance on Confidential Information and is unrelated to the Company Group or its business.

(i)            During the course of Executive’s employment with Company, Executive agrees to use Executive’s commercially reasonable best efforts to maintain the confidentiality of the Confidential Information, including adopting and implementing all reasonable procedures prescribed by Company Group to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person.

(ii)            Executive agrees that all Confidential Information shall be Company Group’s sole property during and after Executive’s employment with Company. Executive agrees that Executive will not remove any hard copies of Confidential Information from Company Group’s premises, will not download, upload, or otherwise transfer copies of Confidential Information to any external storage media or cloud storage (except as necessary in the performance of Executive’s duties for Company Group and for Company Group’s sole benefit), and will not print hard copies of any Confidential Information that Executive accesses electronically from a remote location (except as necessary in the performance of Executive’s duties for Company Group and for Company Group’s sole benefit).

(iii)            Other than as contemplated in Section 6(a)(v) below, in the event that Executive becomes legally obligated to disclose any Confidential Information to anyone other than to Company Group, Executive will provide Company with prompt written notice thereof so that Company may seek a protective order or other appropriate remedy and Executive will cooperate with and assist Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that Company waives compliance with the provisions of this Section 6 to permit a particular disclosure, Executive will furnish only that portion of the Confidential Information which Executive is legally required to disclose.

(iv)            Executive agrees to execute and abide by the terms of the Company’s Proprietary Rights Agreement, attached as Appendix B.

(v)            Nothing in this Agreement shall be construed to prohibit Executive from: filing a charge or participating in any investigation or proceeding conducted by any federal, state or local government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(b)            Restrictions On Use And Disclosure Of Confidential Information. At all times during Executive’s employment with the Company and after Executive’s employment with Company terminates, regardless of the reason for termination, Executive agrees: (i) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Confidential Information, except as reasonably necessary in the performance of Executive’s duties for Company Group and for Company Group’s sole benefit; (ii) not to make, or cause to be made, copies (in any form or format) of the Confidential Information, except as reasonably necessary in the performance of Executive’s duties for Company Group and for Company Group’s sole benefit; and (iii) to promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use or disclosure of the Confidential Information about which Executive becomes aware. The restrictions contained in this Section 6(b) also apply to Confidential Information developed by Executive during Executive’s employment with the Company, which are related to the Company Group or to the Company Group’s successor or assigns, as such information is developed for the benefit of and ownership of the Company Group and all rights and privileges to such information or derivative works, including but not limited to trademarks, patents and copyrights remain with the Company Group.

(c)            Third Party Information. Executive acknowledges that during the course of Executive’s employment with the Company, Executive may receive or have access to, confidential or proprietary information belonging to third parties (“Third Party Information”). During the Employment Term and thereafter, Executive agrees: (i) to hold the Third Party Information in the strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Third Party Information to any unauthorized person, and follow all of the Company’s policies regarding protecting the Third Party Information; (ii) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Third Party Information, except as reasonably necessary in the performance of Executive’s duties for Company Group; (iii) not to make, or cause to be made, copies (in any form or format) of the Third Party Information, except as reasonably necessary in the performance of Executive’s duties for Company Group or as compelled by subpoena or other legal order or process; and (iv) to promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use or disclosure of the Third Party Information about which Executive becomes aware.

(d)            Return of Confidential Information and Property. Upon termination of Executive’s employment with the Company, notwithstanding the reason or cause of termination, and at any other time upon written request by the Company, Executive shall promptly return to the Company all originals, copies, or duplicates, in any form or format (whether paper, electronic or other storage media), of the Confidential Information and the Third Party Information, as well as any and all other documents, computer discs, computer data, equipment, and other property of the Company Group (including, but not limited to, cell phones, credit cards, and laptop computers if they have been provided to Executive), relating in any way to the business of the Company Group or in any way obtained by Executive from the Company during and in the course of Executive’s employment with the Company. Executive further agrees that after termination of Executive’s employment with the Company, Executive shall not knowingly retain any copies, notes, or abstracts in any form or format (whether paper, electronic or other storage media) of the Confidential Information, the Third Party Information, or other documents or property belonging to the Company Group.

7.            Non-Competition; Non-Solicitation.

(a)            Non-Competition. Executive acknowledges the highly competitive nature of Company Group’s business and, in consideration of Executive’s employment with the Company, access to the Confidential Information the payment of the Base Salary, grant of equity-based compensation awards, eligibility for Severance Payment pursuant to Sections 4(a) and 4(c) and other benefits by Company to Executive pursuant to the terms hereof (which Executive acknowledges is sufficient to justify the restrictions contained herein), Executive agrees that during the Employment Term and for 12 months from the date of termination of Executive’s employment with Company for any reason (the “Restricted Period”), Executive will not engage, directly or indirectly, as a principal, officer, agent, employee, director, member, partner, stockholder (other than as the passive holder of less than five percent (5%) of the outstanding stock of a publicly-traded corporation), independent contractor, or through the investment of capital, lending of money or property, rendering of consulting services or advice, or in any other capacity, whether with or without compensation or other remunerations, in the Restricted Business (as hereinafter defined) anywhere within the anywhere within the Restricted Area (as hereinafter defined). For purposes of this Agreement, the “Restricted Area” is any country, state, province, county, or city in which Company Group conducts the Restricted Business as of the date of termination of Executive’s employment with Company or conducted the Restricted Business within the one-year period prior to the date of termination of Executive’s employment with the Company. For purposes of this Agreement, “Restricted Business” shall mean the business of cultivating, manufacturing, processing, packaging, purchasing, distributing, dispensing, and selling cannabis and hemp products.

(b)            Non-Solicitation of Clients, Investors, Distributors, Vendors, and Suppliers. Executive agrees that during the Employment Term and for two (2) years from the date of termination of Executive’s employment with Company for any reason, including upon expiration of the Employment Term, Executive shall not, for Executive’s own benefit or on behalf of any other person or entity (other than the Company Group), directly or indirectly through another person or entity: (i) contact, solicit, or communicate with any existing or prospective client, investor, distributor, vendor, or supplier of the Company Group for the purpose of encouraging, causing, or inducing the client, investor, distributor, vendor, or supplier to cease or reduce doing business with the Company Group; (ii) divert opportunities related to the Restricted Business to some person or entity engaged in any part of the Restricted Business (other than for the Company Group); (iii) contact, solicit, or communicate with any existing or prospective client, investor, distributor, vendor, or supplier of the Company Group for the purpose of providing the client, investor, distributor, vendor, or supplier with products or services competitive with those products or services provided by the Company Group; or (iv) aid or assist any other person, business, or entity to do any of the aforesaid prohibited acts. The restriction created by this Section 7(b) is limited to existing and prospective clients, investors, distributors, vendors, and suppliers of the Company Group with whom Executive had material contact or business dealings during Executive’s employment with the Company. Further, nothing herein prevents Executive from dealing with any client, prospective client, investor, distributor, vendor or supplier in response to a general advertisement.

(c)            Non-Solicitation of Employees, Consultants, and Independent Contractors. Executive agrees that during the Employment Term and for two (2) years from the date of termination of Executive’s employment with Company for any reason, including upon expiration of the Employment Term, Executive will not, directly or indirectly (in any capacity, on Executive’s own behalf or on behalf of any other person or entity): (i) solicit, request, induce or encourage any employees, consultants, or independent contractors of the Company Group to terminate their employment, to cease to be engaged by the Company Group, and/or to terminate or reduce their business relationship with the Company Group; or (ii) hire, employ, or offer to hire or employ any employee, consultant, or independent contractor of the Company Group (other than for the Company Group).

(d)            Scope of Restrictive Covenants. Company and Executive recognize and agree that the Company Group conducts business operations and generates revenues from clients throughout the Restricted Area. Executive acknowledges that the Company Group would be greatly damaged if Executive took action that would violate the restrictive covenants of this Section 7 anywhere in the Restricted Area. Accordingly, Company and Executive agree that the restrictive covenant provisions contained in this Section 7 are applicable to the Restricted Area, and Executive shall be prohibited from violating the terms of this Section 7 from any location anywhere in the Restricted Area. The Parties acknowledge and agree that the scope of the restrictive covenants in this Section 7 shall not prevent Executive from engaging in the practice of law in the Restricted Business or otherwise.

(e)            Reasonableness of Restrictive Covenants. Executive agrees and acknowledges that to assure the Company that the Company Group will retain the value of its operations, it is necessary that the Executive abide by the restrictions set forth in this Agreement. Executive further agrees and acknowledges that during the Employment Term, Executive will be engaged in, obtain Confidential Information about, and have operational duties and responsibilities in connection with, all aspects of the Restricted Business. Executive further agrees that the promises made in this Agreement are reasonable and necessary for protection of the Company Group’s legitimate business interests including, but not limited to: the Confidential Information; client good will associated with the specific marketing and trade area in which the Company Group conducts its business; the Company Group’s substantial relationships with prospective and existing clients, investors, distributors, vendors, and suppliers; and a productive and competent and undisrupted workforce. Executive agrees that the restrictive covenants in this Agreement will not prevent Executive from earning a livelihood in Executive’s chosen business, they do not impose an undue hardship on Executive, and that they will not injure the public.

(f)            Tolling of Restrictive Period. The time period during which Executive is to refrain from the activities described in Section 7 of this Agreement will be extended by any length of time during which Executive is in breach of any provision of this Agreement. The Executive acknowledges that the purposes and intended effects of the restrictive covenants would be frustrated by measuring the period of the restriction from the date of termination of Executive’s employment where the Executive failed to honor the restrictive covenant until required to do so by court order.

8.            Non-Disparagement. Executive agrees that at all times during and after the Employment Term, Executive will not engage in any conduct that is injurious to the reputation or interests of the Company Group, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about the Company Group, any of the shareholders, members, directors, officers, employees, investors, or agents of the Company Group, or the Company Group’s operations, financial condition, prospects, products or services. The Company will not make any disparaging public statements about Executive without his prior written consent and shall instruct its directors and officers to refrain from making disparaging public statements about Executive. However, nothing in this Agreement shall prohibit Executive from: exercising protected rights under Section 7 of the National Labor Relations Act; filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer any law, rule, or regulation; testifying truthfully in any forum or before any government agency responsible for enforcing any law, rule, or regulation; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; making other disclosures that are protected under whistleblower provisions of any law, rule or regulation; or providing information in connection with an investigation by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency.

9.            Intellectual Property.

(a)            Work Product Owned By Company. Executive agrees that the Company or the applicable member of the Company Group (each individually the “Assigned Party”) is and will be the sole and exclusive owner of all ideas, inventions, discoveries, improvements, designs, plans, methods, works of authorship, deliverables, writings, brochures, manuals, know-how, method of conducting its business, policies, procedures, products, processes, software, or any enhancements, or documentation of or to the same and any other work product in any form or media that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Executive’s employment for the Assigned Party and with the use of the Assigned Party’s time, materials or facilities, and is in any way related or pertaining to or connected with the present or anticipated business, products or services of the Assigned Party whether produced during normal business hours or on personal time (collectively, “Work Products”).

(b)            Definition of Intellectual Property. “Intellectual Property” means any and all (i) copyrights and other rights associated with works of authorship, (ii) trade secrets and other confidential information, (iii) patents, patent disclosures and all rights in inventions (whether patentable or not), (iv) trademarks, trade names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (v) all other intellectual and industrial property rights of every kind and nature throughout the world and however designated, whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in effect.

(c)            Assignment. Executive acknowledges Executive’s work and services provided for the Assigned Party and all results and proceeds thereof, including, the Work Products, are works done under Company Group’s direction and control and have been specially ordered or commissioned by the Company Group. To the extent the Work Products are copyrightable subject matter, they shall constitute “works made for hire” for the Company Group within the meaning of the Copyright Act of 1976, as amended, and shall be the exclusive property of the Assigned Party. Should any Work Product be held by a court of competent jurisdiction to not be a “work made for hire,” and for any other rights, Executive hereby assigns and transfers to Assigned Party, to the fullest extent permitted by applicable law, all right, title, and interest in and to the Work Products, including but not limited to all Intellectual Property pertaining thereto, and in and to all works based upon, derived from, or incorporating such Work Products, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement. Executive hereby waives and further agrees not to assert Executive’s rights known in various jurisdictions as moral rights and grants the Company Group the right to make changes, as the Company Group deems necessary, in the Work Products.

(d)            License of Intellectual Property Not Assigned. Notwithstanding the above, should Executive be deemed to own or have any Intellectual Property that is used, embodied, or reflected in the Work Products, Executive hereby grants to the Company Group, its successors and assigns, the non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed the Work Products and Intellectual Property.

(e)            Maintenance; Disclosure; Execution; Attorney-In-Fact. Executive will, at the request and cost of the Assigned Party, sign, execute, make and do all such deeds, documents, acts and things as the Assigned Party and their duly authorized agents may reasonably require to apply for, obtain and vest in the name of the Assigned Party alone (unless the Assigned Party otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same. In the event the Assigned Party is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Assigned Party and its duly authorized officers and agents as Executive’s agent and attorney-in-fact (which designation and appointment shall be (i) deemed coupled with an interest and (ii) irrevocable, and shall survive Executive’s death or incapacity), to act for and in Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Executive.

(f)            Executive’s Representations Regarding Work Products. Executive represents and warrants that all Work Products that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of performing Executive’s duties for Assigned Party under this Agreement are (i) original or an improvement of the Assigned Party’s prior Work Products and (ii) do not include, copy, use, or infringe any Intellectual Property rights of a third party.

10.            Cooperation. During the Employment Term and thereafter, Executive will cooperate with all reasonable requests by the Company Group for assistance in connection with any investigations or legal proceedings involving the Company Group, at Company Group’s sole cost and expense, including by providing truthful testimony in person in any such legal proceedings without having to be subpoenaed; provided, however, that the foregoing shall not apply to any investigation or legal proceeding involving disputes between Executive and the Company Group arising under this Agreement or any other agreement.

11.            Indemnification. The Executive is eligible to receive indemnification from the Company Group in the form that is available to other similarly situated Executives.

12.            Severability; Independent Covenants. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced as modified; provided, that no severance shall be effective if it materially changes the economic benefit of this Agreement to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects, to the extent possible, the same economic, business or other purposes of the invalid, illegal or unenforceable provision. If, moreover, any part of this Agreement is for any reason held too excessively broad as to time, duration, geographic scope, activity, or subject, it is the intent of the parties that this Agreement shall be judicially modified by limiting or reducing it so as to be enforceable to the extent compatible with the applicable law. Except as otherwise provided in this Agreement, the existence of any claim or cause of action of Executive against the Company Group (or against any member, shareholder, director, officer, or employee thereof), whether arising out of the Agreement or otherwise, shall not constitute a defense to: (i) the enforcement by the Company Group of any of the restrictive covenants contemplated by this Agreement; or (ii) the Company Group’s entitlement to remedies hereunder. Executive’s obligations under this Agreement are independent of any of the Company Group’s obligations to the Executive.

13.            Remedies for Breach. Executive acknowledges and agrees that it would be difficult to measure the damages to the Company Group from any breach or threatened breach by Executive of this Agreement, including but not limited to Sections 6, 7, 8, 9 or 10 hereof; that injury to the Company Group from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive breaches or threatens to breach any of the promises contained in this Agreement, the Company Group shall, in addition to all other remedies it may have (including monetary remedies), be entitled to seek an injunction and/or equitable relief, on a temporary or permanent basis, to restrain any such breach or threatened breach without showing or proving any actual damage to the Company Group. Nothing herein shall be construed as a waiver of any right the Company Group may have or hereafter acquire to pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from Executive.

14.            Attorneys’ Fees and Costs. In any action brought to enforce or otherwise interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party to the action or proceeding, including through settlement, judgment and/or appeal.

15.            Assignment; Third-Party Beneficiaries. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to (i) any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the Company’s stock or assets, or (ii) any affiliate or future affiliate of the Company, and such assignment by Company pursuant to this Section 15 shall automatically, and without any further action required by the Parties, relieve the assignor Company (and discharge and release the assignor Company) from all obligations and liabilities under or related to this Agreement (all such obligations and/or automatically liabilities assumed by the assignee Company). This Agreement shall be binding upon and inure to the benefit of any successor or assigns of Company. Executive may not assign this Agreement without the written consent of the Company. Executive agrees that each member of the Company Group is an express third-party beneficiary of this Agreement, and this Agreement, including the restrictive covenants and other obligations set forth in Sections 6, 7, 8, 9, and 10 hereof, are for each such member’s benefit. Executive expressly agrees and consents to the enforcement of this Agreement, including but not limited to the restrictive covenants and other obligations in Sections 6, 7, 8, 9, and 10 hereof, by any member of the Company Group as well as by the Company Group’s future affiliates, successors and/or assigns.

16.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida.

17.            Jurisdiction; Venue. The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Palm Beach County, Florida over any suit, action or proceeding arising out of or relating to this Agreement. Service of any process, summons, notice or document by U.S. registered mail sent to the address of any Party for receipt of notices hereunder as provided in Section 24 hereof shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction a Party is or may be subject, by suit upon such judgment.

18.            Mutual Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY CAUSE OF ACTION, CLAIM, RIGHT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

19.            Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Executive’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

20.            Survival. The provisions of this Agreement that by their nature survive termination of this Agreement, including but not limited to the rights and obligations set forth in Section 4 and 6 through 19 of this Agreement, shall so survive the termination of this Agreement and the termination of Executive’s employment with the Company regardless of the reason for termination, including upon expiration of the Employment Term; shall continue in full force and effect in accordance with their terms; and shall continue to be binding on the parties.

21.            Independent Advice. Executive acknowledges that the Company has provided Executive with a reasonable opportunity to obtain independent legal advice with respect to this Agreement and, particularly, to understand and acknowledge the restrictions being placed on Executive pursuant to Sections 6-18 of this Agreement, and that Executive has had such independent legal advice prior to executing this Agreement.

22.            Entire Agreement. This Agreement constitutes the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated. Neither Party is relying on any agreements, understandings, arrangements, promises, commitment, statements, or representations except those expressly set forth herein.

23.            Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the Party or Parties against whom enforcement of such amendment, supplement, or modification is sought.

24.            Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given: (a) upon delivery, if delivered by hand; (b) three business (3) days after the date of deposit in the mail, postage prepaid, if mailed by certified U.S. mail; or (c) on the next business day, if sent by prepaid overnight courier service. If not personally delivered by hand, notice shall be sent using the addresses set forth below or to such other address as either party may designate by written notice to the other:

If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Company, to:

JGMT, LLC

301 Yamato Road, Suite 3250

Boca Raton, FL 33431

Attn: Chief Executive Officer

25.            Code Section 409A Compliance. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Code Section 409A, and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section 25 does not constitute a “deferral of compensation” within the meaning of Code Section 409A and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

26.            Excess Parachute Excise Tax. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any member of the Company Group or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 26) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any equity-based compensation awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units, performance shares, performance units or other similar equity awards on a pro rata basis.

All determinations required to be made under this Section 26, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

27.            Counterparts; Electronic Transmission; Headings. This Agreement may be executed in counterparts, each of which shall be deemed an original, including an electronic copy or facsimile, but both of which taken together shall constitute one and the same instrument. The headings used herein are for ease of reference only and shall not define or limit the provisions hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

JGMT, LLC

By:	/s/ Jim Cacioppo

Print Name:	Jim Cacioppo

Title:	CEO

EXECUTIVE:

/s/ Ed Kremer
Ed Kremer

Address:

[***]

[***]

Appendix A

Pre-Approved Project

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(10)(iv). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Appendix B

PROPRIETARY RIGHTS AGREEMENT

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(10)(iv). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

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